Exhibit 15.2

May 15, 2003

The Board of Directors

Education Management Corporation

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518) of Education Management Corporation of our reports dated October 25, 2002, January 27, 2003, and April 23, 2003 relating to the unaudited condensed consolidated interim financial statements of Education Management Corporation that are included in its Forms 10-Q for the quarters ended September 30, 2002, December 31, 2002, and March 31, 2003.

/s/ Ernst & Young LLP